UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    INSITE VISION INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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November 4, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated (the “Company”) to be held on Wednesday, December 16, 2009 at 10:00 a.m. local time at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect six directors to the Board of Directors of the Company to serve until the 2010 Annual Meeting or until their respective successors are elected and qualified, and (ii) to ratify the appointment of Burr, Pilger & Mayer, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter more fully describes the business to be acted upon. The Company’s Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

All stockholders are cordially invited to attend the Annual Meeting. After reading the Proxy Statement, refer to the instructions in the Notice of Internet Availability of Proxy Materials for information on how to access, execute and send the proxy card. If you have requested and received a paper copy of this Proxy Statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope. Please vote as promptly as possible but no later than prior to the closing of the polls for the Annual Meeting. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT A PROXY VIA TELEPHONE OR INTERNET OR ATTEND THE ANNUAL MEETING IN PERSON.

Sincerely,

Louis Drapeau
Interim Chief Executive Officer and VP, Chief Financial Officer

IMPORTANT

Please read the attached Proxy Statement carefully and refer to the instructions in the Notice of Internet Availability of Proxy Materials for information on how to access, execute and send the proxy card. If you have received a paper copy of the proxy materials by mail, please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that if you are unable to attend the Annual Meeting, your shares may be voted. Execution of the proxy card will not affect your right to vote in person if you are present at the Annual Meeting.

INSITE VISION INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 16, 2009

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), will be held on Wednesday, December 16, 2009 at 10:00 a.m. local time, at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501, for the following purposes:

1. To elect six directors to the Board of Directors to serve until the 2010 Annual Meeting or until their respective successors are elected and qualified.

2. To ratify the appointment of Burr, Pilger & Mayer, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors recommends that you vote “FOR” each of the proposals described in this Proxy Statement.

The Board of Directors has fixed the close of business on October 28, 2009 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote will be available for inspection during ordinary business hours at the executive offices of the Company for a period of 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. Please carefully read the accompanying Proxy Statement which describes the matters to be voted upon at the Annual Meeting. After reading the Proxy Statement, refer to the instructions in the Notice of Internet Availability of Proxy Materials for information on how to access, execute and send the form of proxy. If you have requested and received a paper copy of the Proxy Statement, please mark, date, sign and return the enclosed Proxy card in the reply envelope provided. If you attend the Annual Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your Proxy card and voting instructions will assist the Company in preparing for the Annual Meeting.

By Order of the Board of Directors,

Louis Drapeau
Interim Chief Executive Officer and VP, Chief Financial Officer

Alameda, California

November 4, 2009

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 16, 2009

GENERAL INFORMATION FOR STOCKHOLDERS

The accompanying Proxy card (“Proxy”) is solicited on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), with principal executive offices at 965 Atlantic Avenue, Alameda, California 94501, for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at 10:00 a.m. local time on Wednesday, December 16, 2009 at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501.

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy this Proxy Statement, Proxy and annual report to stockholders, we elected to send a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice, or to request a printed set of these materials at no charge. Stockholders will not receive a printed copy of the proxy materials unless it is specifically requested. Instead, the Notice instructs Stockholders as to how to access and review the proxy materials via the Internet. This Proxy Statement and the accompanying form of Proxy were made available via the Internet to all stockholders entitled to vote at the Annual Meeting on or about November 4, 2009.

Record Date and Voting

Stockholders of record as of the close of business on October 28, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, 94,738,400 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were issued and outstanding and there were 185 holders of record of the Company’s Common Stock. No shares of the Company’s preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the Record Date. Holders of a majority of the outstanding shares entitled to vote must be present, in person or represented by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of Directors (Proposal 1). Pursuant to Delaware law, the six director candidates who receive the highest number of affirmative votes at the Annual Meeting will be elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Only votes cast “FOR” a nominee will be counted. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required for the ratification of the appointment of Burr, Pilger & Mayer, LLP (“BPM”) as the Company’s independent registered public accounting firm (Proposal 2). Any other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by Proxy and entitled to vote on such matter.

Abstentions with respect to any matter other than the election of directors will be treated as shares present in person or represented by Proxy and entitled to vote on that matter and will thus have the same effect as votes against the proposal. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BPM as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares.

If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by Proxy. When a Proxy is properly completed and returned, or a Proxy and voting instructions are submitted according to the instructions contained in the Notice, such stockholder’s shares will be voted as directed by the stockholder. If any stockholder signs and returns a Proxy, or follows the instructions on the Notice to vote but does not provide voting instructions on a proposal, in the absence of contrary instructions, the Proxy will be voted FOR the election of each Director proposed by the Board, FOR the approval of Proposal 2 and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends.

Any stockholder or stockholder representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Investor Relations in writing at 965 Atlantic Avenue, Alameda, California 94501 or by telephone at (510) 865-8800. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by November 18, 2009.

IMPORTANT

Please refer to the instructions in the Notice of Internet Availability of Proxy Materials for information on how to access, execute and send the form of proxy. If you have received a paper copy of the proxy materials by mail, please mark, date and sign the enclosed Proxy, and return it at your earliest convenience in the enclosed, postage-prepaid, return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.

Revocability of Proxies

You may revoke or change your Proxy at any time prior to or at the Annual Meeting. It may be revoked by submitting another properly completed proxy with a later date, by filing a written notice of revocation with a later date with the Secretary of the Company at the Company’s principal executive offices, InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, or by attending the Annual Meeting and voting in person. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them if you wish to change your vote.

Solicitation

The Company will bear the entire cost of solicitation. Such solicitation will be conducted by the directors, officers or employees of the Company, who will not receive any additional compensation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting

Proposals of stockholders of the Company that are intended to be included in the Company’s 2010 Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be received no later than July 7, 2010. However, if the date of the Company’s 2010 Annual Meeting is changed by more than 30 days from the date of the 2009 Annual Meeting, the stockholder’s proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials for the 2010 Annual Meeting.

In order to be considered at the 2010 Annual Meeting, proposals of stockholders and nominations of director candidates by stockholders must comply with the advance notice requirements contained in the Company’s Bylaws. In accordance with the Company’s Bylaws, stockholders who wish to nominate director candidates or to present other business to be voted on at an Annual Meeting of stockholders must deliver written notice thereof to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on September 17, 2010 and no earlier than the close of business on August 18, 2010. However, if the date of the Company’s 2010 Annual Meeting is changed by more than 30 days before or more than 70 days after the date of the first anniversary of the 2009 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting or the 10th day following the day on which the Company publicly announces the date of the 2010 Annual Meeting.

A stockholder’s notice must include: (a) as to each person whom the stockholder proposes to nominate for election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A of the Exchange Act and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder and the beneficial owner, if any, on whose behalf the proposal is made: (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner; (2) the class and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such beneficial owner with respect to any share of stock of the Company; (4) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (5) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The requirements of such notice are set forth in full in the Bylaws, which were filed as an exhibit to the Company’s Current Report on Form 8-K on June 6, 2008. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Company of his, her or its intention to present a proposal or nomination at the 2010 Annual Meeting in compliance with the applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Company to solicit proxies for the 2010 Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall fix the exact number of directors. The authorized number of directors is presently six. At the Annual Meeting, the stockholders will elect six directors to serve until the Company’s next annual meeting or until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal. The persons named proxyholders in the Proxy will vote all Proxies received by them in favor of the six nominees listed below in the absence of contrary instructions and the Proxies cannot be voted for a greater number of persons than the number of nominees named.

All nominees named below have consented to being named in this Proxy Statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The six candidates receiving the highest number of votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected directors of the Company.

The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as directors of the Company until the 2010 Annual Meeting or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

Set forth below is information regarding the nominees, including information furnished by them as to their principal occupation at present and for at least the last five years, certain other directorships held by them, the year in which each became a director of the Company, and their ages as of September 30, 2009:

Nominees	Position(s) with the Company	Age	Director Since
Evan S. Melrose, M.D.	Chairman of the Board	39	2008
Rick D. Anderson.	Director	49	2008
Timothy P. Lynch.	Director	39	2008
Timothy McInerney	Director	48	2008
Robert O’Holla.	Director	57	2008
Anthony J. Yost	Director	51	2008

Business Experience of Board Nominees

Evan S. Melrose, M.D. has served as Managing Director at PTV Sciences, a healthcare venture capital firm since January 2003. From 2001 to 2003, Dr. Melrose was a Director with Burrill & Company (“Burrill”), a San Francisco-based life sciences venture capital firm. Prior to Burrill, Dr. Melrose was involved in healthcare startups in Philadelphia and clinical private practice. Dr. Melrose has also held faculty appointments at the University of California, San Francisco, the University of Pennsylvania and Baylor College of Medicine. Over the course of his healthcare investment career he has been directly involved in multiple IPOs, several acquisitions and several dozen private healthcare investments. He received his B.A. from the University of Pennsylvania, his M.D. from Indiana University and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Melrose currently serves on the boards of Accumetrics, Inc., Asuragen, Inc., BioSurface Technologies, Inc., Clarity Medical Systems, Inc., Othokinematics, Inc. and Sinexus, Inc. Dr. Melrose has also completed the University of Los Angeles’s Director Training and Certification Program.

Rick D. Anderson has served as Managing Director at PTV Sciences, a healthcare venture capital firm, since January 2008. Mr. Anderson was formerly Company Group Chairman of Johnson & Johnson (“J&J”) and Worldwide Franchise Chairman of Cordis Corporation, a division of J&J, from October 2006 through December 2007. Mr. Anderson also served as President of Cordis Corporation from December 2003 to October 2006 and was previously Worldwide Franchise Vice President of Centocor, Inc., which merged with J&J in 1999, from

August 2002 to December 2003. Previous to that, Mr. Anderson held various other vice president positions with other international healthcare and medical device companies. At Racal HealthCare, Inc., he was Vice President, Global Marketing and responsible for respiratory devices and before that, he spent a decade with Boehringer Mannheim Pharmaceuticals and Allergan, Inc. in various U.S. and global sales, sales management and marketing management roles. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University and has completed graduate level course work at Indiana University and Duke University. Mr. Anderson currently is the Chairman at IDEV Technologies, Inc. and serves on the boards of Cameron Health, Inc., Cardiva Medial, Inc. and Tryton Medical, Inc.

Timothy P. Lynch has served as a General Partner of Stonepine Capital LLC since July 2008. From October 2005 through June 2007, Mr. Lynch served as President and Chief Executive Officer of NeuroStat Pharmaceuticals, Inc., a specialty pharmaceutical company focused on central nervous system products. From June 2005 through September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a specialty pharmaceutical company. From October 2002 through June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc., a publicly-traded biopharmaceutical company. From November 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc., a publicly-traded biopharmaceutical company. Currently, Mr. Lynch serves as a member of the board of directors of Nabi Biopharmaceuticals, a publicly-traded biopharmaceutical company (including the audit committee), Allos Therapeutics, Inc., a publicly-traded biotechnology company (including the audit and nominating and corporate governance committees) and Bioform Medical, Inc. (including the audit committee). Mr. Lynch holds a B.A. from Colgate University and an M.B.A. from the Harvard Graduate School of Business.

Timothy McInerney is currently a Partner with Riverbank Capital Securities, an investment banking firm that specializes in providing financing for biotechnology and specialty pharmaceutical companies, a position he has held since June 2007. From 1992 until March 2007, Mr. McInerney was a Managing Director of Paramount Biocapital, Inc. (“Paramount”) where he oversaw the distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Previously, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson, Lehman Bros. Mr. McInerney has also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in Pharmacy from St. John’s University in New York. He also completed a post-graduate residency in drug information systems at the New York University Medical Center. Mr. McInerney currently serves on the boards of Manhattan Pharmaceuticals, Inc. and Ziopharm Oncology, Inc.

Robert O’Holla is currently the President of R.O.H. Consulting, LLC, a regulatory consulting firm specializing in medical devices, a position he has held since May 2008. Mr. O’Holla was the Worldwide Vice President of Regulatory Affairs at J&J from June 1990 until May 2008. Mr. O’Holla is a health products executive who has over thirty years experience, including research and development, quality and compliance, regulatory affairs, policy development and product sterilization. Mr. O’Holla has also written several publications regarding health products. He received his B.A. from Upsala College, his A.A. from Union College and his M.B.A. from Fairleigh Dickinson University. Mr. O’Holla currently serves on the board of BioSet Inc and is the Vice President of Regulatory Affairs for Nfocus Neuromedical.

Anthony J. Yost is currently an Executive General Manager at Novartis, a pharmaceutical company engaged in the research, development, manufacture and marketing of healthcare products, a position he has held since October 2008. From November 2003 to September 2008, he served as the President of Innovex North America, the commercial services unit of Quintiles Transnational Corporation. From February 1998 to November 2003, Mr. Yost had various responsibilities at Schering-Plough Corporation (“Schering-Plough”), including Vice President of the Acute Coronary Syndromes Business Unit, General Manager of Commercial and Manufacturing Operations in Portugal, Vice President of Managed Care and Vice President of the Cardiovascular Business Unit. Prior to working for Schering-Plough, Mr. Yost worked for Boehringer Mannheim and Eli Lilly and Company. Mr. Yost currently serves on the board of BIOCOM and is a member of the Purdue University Industrial Council. He received his B.S. in Pharmacy from Purdue University.

There are no family relationships between any members of the Company’s Board of Directors and the Company’s executive officers. The Board of Directors has determined that each of the members of the Board of Directors, other than Dr. Melrose, is “independent” as that term is defined in the American Stock Exchange’s listing standards. Information regarding the Company’s executive officers may be found in Item 4 of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 13, 2009.

Board Committees and Meetings

During the fiscal year ended December 31, 2008, the Board of Directors held 24 meetings. The Board of Directors has an Audit Committee, a Stock Plan and Compensation Committee, a Nominating and Corporate Governance Committee, Product Development Committee, Opportunities Screening Committee, and a Chief Executive Officer Search Committee. Currently, the Product Development Committee and Chief Executive Search Committee are inactive. Each individual currently serving as a director was initially elected to the Board at the 2008 Annual Meeting of Stockholders and has attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he served since that time.

Communications with the Board

The Company encourages stockholder communications with its Board of Directors. Any stockholder wishing to communicate with the Board of Directors or any individual director of the Company regarding matters concerning the Company should submit such communications in writing to the Company’s corporate secretary at the following address:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

Attention: Corporate Secretary

insitemail@insite.com

The Company’s Secretary will review all such correspondence and distribute the correspondence to such members of the Board of Directors as the Secretary deems appropriate or advisable.

Communications Intended for Non-Management Directors

Communications that are intended specifically for non-management Directors should be sent to the postal address above to the attention of the Chair of the Nominating and Corporate Governance Committee.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company encourages each director to attend its Annual Meeting of Stockholders. Five of the Company’s six previous directors attended the Company’s 2008 Annual Meeting of Stockholders.

Audit Committee

The Company has a separately-designated standing audit committee. The Audit Committee currently consists of three directors: Timothy P. Lynch (Chair), Rick D. Anderson and Anthony J. Yost. The Audit Committee met six times in 2008.

The Board of Directors has determined that each of the members of the Audit Committee is “independent” as that term is defined in the American Stock Exchange’s listing standards and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that each member of its Audit Committee is “financially sophisticated” and that therefore the Audit Committee meets the requirement under the rules of the American Stock Exchange that at least one member of the audit committee be “financially sophisticated.” The Board of Directors has determined that Mr. Lynch is independent and qualifies as an “audit committee financial expert,” as defined in Regulation S-K Item 407(d)(5)(ii). In July 2008, the Audit Committee reviewed its charter and decided not to recommend any changes in the charter to the Board. A copy of the Company’s Audit Committee charter is available on the Company’s website located at www.insitevision.com under “Investors”—“Corporate Governance.” A copy of the Company’s Audit Committee charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Audit Committee appoints the Company’s independent registered public accounting firm; pre-approves all audit and non-audit services to be provided to the Company by the independent registered public accounting firm; oversees the independence of the independent registered public accounting firm; evaluates the independent registered public accounting firm’s performance; receives and considers the independent registered public accounting firm’s comments as to accounting and financial controls; monitors the effectiveness of internal and external controls; oversees the Company’s financial and accounting organization and financial reporting; discusses with management and the independent registered public accounting firm the results of the annual audit and the Company’s annual financial statements; and discusses with management and the independent registered public accounting firm, as applicable, the results of the independent registered public accounting firm’s interim review of the Company’s quarterly financial statements, as well as the Company’s earnings press releases.

Among other things, under the charter of the Audit Committee, the Audit Committee is responsible for reviewing and approving all related party transactions, approving and monitoring the Company’s code of ethics for senior finance personnel and code of conduct for all employees and directors (including approving any waivers of such codes for directors, executive officers, and senior financial personnel), and establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting, auditing or legal matters. The Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found on the Company’s website located at www.InSiteVision.com under “Investors”—“Corporate Governance.” A copy of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501. The Company will disclose any waivers under its Code of Ethics for the Chief Executive Officer and Senior Financial Officers which are granted to its directors or executive officers in a current report on Form 8-K filed with the Securities and Exchange Commission within 4 business days of any such waiver. No such waivers were granted during 2008.

Stock Plan and Compensation Committee

The Stock Plan and Compensation Committee of the Board of Directors (the “Compensation Committee”) currently consists of three directors: Anthony J. Yost (Chair), Timothy P. Lynch and Robert O’Holla. The Compensation Committee held two meetings during the 2008 fiscal year.

The Board has determined that each member of the Compensation Committee is independent as that term is defined in the American Stock Exchange’s listing standards and applicable law, rules and regulations. In July 2008, the Compensation Committee reviewed its charter and decided not to recommend any changes in the charter to the Board. A copy of the Company’s Compensation Committee charter is available on the Company’s website located at www.insitevision.com under “Investors”—“Corporate Governance.” A copy of the Company’s Compensation Committee charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•

reviewing, evaluating and making recommendations to the Board with respect to the Company’s overall compensation policies and establishing performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests;

•	reviewing and approving goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”) and evaluating the CEO’s performance in light of those goals and objectives;

•

establishing, reviewing and approving the compensation arrangements for the Company’s other executive officers and reviewing periodic reports from the CEO as to the performance and compensation of the Company’s employees other than executive officers; and

•	reviewing and recommending for adoption by the Board of Directors equity compensation plans and incentive compensation plans and administering such plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our CEO does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. The Compensation Committee retained the services of Compensia, independent compensation consultants, to establish new compensation guidelines for executive and director compensation in fiscal 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) currently consists of two directors, Rick D. Anderson (Chair) and Timothy McInerney. The Nominating Committee held one meeting during the 2008 fiscal year to recommend to the Board the nomination of directors standing for election at the Company’s 2008 Annual Meeting.

The Board of Directors has determined that each of the members of the Nominating Committee is “independent” as that term is defined in the American Stock Exchange’s listing standards. In July 2008, the Nominating Committee reviewed its charter and decided not to recommend any changes in the charter to the Board. A copy of the Company’s Nominating Committee charter is available on the Company’s website located at www.insitevision.com under “Investors”—“Corporate Governance.” A copy of the Company’s Nominating Committee charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Nominating Committee identifies and recommends director nominees to be selected by the Board of Directors for submission to vote at the Company’s annual stockholder meetings or to fill vacancies between such meetings, implements the Board’s criteria for selecting new directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the Board’s annual evaluation process.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

The Nominating Committee will consider timely suggestions of nominees from stockholders. See “Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting.”

Director Qualifications

The Nominating Committee has established the following minimum criteria for evaluating prospective board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Attainment of a generally recognized position of leadership in the community and/or chosen field of endeavor, and demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understanding the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders; number of other company Boards on which the candidate serves; and ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and an absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences and add to or complement the Board’s existing strengths.

•

For potential Audit Committee members, whether the nominee possesses the requisite education, training and experience to qualify as “financially sophisticated” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.

•

For incumbent directors standing for re-election, the Nominating Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

Identifying and Evaluating Nominees for Directors

The Nominating Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating Committee, appear to meet the criteria specified above and/or have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors is not automatic, but is based on continuing qualification under the criteria set forth above.

•

For incumbent directors standing for re-election, the Nominating Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; the number of other company boards on which the individual serves; composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

•

Management Directors. The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the directors are “independent” under applicable SEC and American Stock Exchange rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating Committee and by the CEO. Upon completion of the above procedures, the Nominating Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the Annual Meeting. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating Committee.

Product Development Committee

The Product Development Committee currently consists of one director, Robert O’Holla. The Product Development Committee assists the Company’s regulatory, clinical and research and development activities. The Board of Directors has determined that the member of the Product Development Committee is “independent” as that term is defined in the American Stock Exchange’s listing standards.

Opportunity Screening Committee

The Opportunity Screening Committee currently consists of three directors: Timothy P. Lynch (Chair), Robert O’Holla and Anthony J. Yost. The Opportunity Screening Committee reviews and evaluates potential strategic business opportunities, potential partnering and other collaborative arrangements for the Company and communicates with and advises management and the Board of Directors with respect to such opportunities. The Board of Directors has determined that each of the members of the Opportunity Screening Committee is “independent” as that term is defined in the American Stock Exchange’s listing standards.

Chief Executive Officer Search Committee

The Chief Executive Officer Search Committee currently consists of three directors: Rick D. Anderson (Chair), Timothy McInerney and Evan S. Melrose. The Chief Executive Officer Search Committee assists the Company in the identification and selection of a new CEO. The Board of Directors has determined that each of the members of the Chief Executive Officer Search Committee, other than Dr. Melrose, is “independent” as that term is defined in the American Stock Exchange’s listing standards.

DIRECTOR COMPENSATION—FISCAL 2008

The following table presents information regarding the compensation paid for 2008 to members of the Board of Directors who are not, or were not during the term, also employees of the Company (referred to herein as “Non-Employee Directors”).

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)(1)	($)(1)(2)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Evan S. Melrose, M.D.	$12,000	—	$2,624	—	—	—	$14,624
Rick D. Anderson	$12,125	—	$2,624	—	—	—	$14,749
Timothy P. Lynch	$13,375	—	$2,624	—	—	—	$15,999
Timothy McInerney	$9,000	—	$2,624	—	—	—	$11,624
Robert O’Holla	$15,000	—	$2,624	—	—	—	$17,624
Anthony J. Yost	$11,625	—	$2,624	—	—	—	$14,249
Francis W. Chen, Ph.D.(4)	$24,000	—	—	—	—	—	$24,000
Mitchell H. Friedlaender, M.D.(4)	$22,000	—	—	—	—	—	$22,000
John L. Mattana(4)	$25,000	—	—	—	—	—	$25,000
Jon S. Saxe, Esq.(4)	$24,000	—	—	—	—	—	$24,000
Anders P. Wiklund(4)	$27,000	—	—	—	—	—	$27,000

(1)	The amount reported in Column (d) of the table above reflects the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). No option awards granted to Non-Employee Directors were forfeited during 2008. The Company has not granted any equity-based awards to Non-Employee Directors other than stock options. For a discussion of the assumptions and methodologies used to value the awards reported in Column (d), please see the discussion of option awards contained in Note 9 (Employee Stock-based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report filed on Form 10-K and incorporated herein by reference.
(2)	The following table presents the number of outstanding and unexercised option awards held by each of the Company’s Non-Employee Directors as of December 31, 2008.

Director	Number of Shares Subject to Outstanding Options as of December 31, 2008
Evan S. Melrose, M.D.	30,000
Rick D. Anderson	30,000
Timothy P. Lynch	30,000
Timothy McInerney	30,000
Robert O’Holla	30,000
Anthony J. Yost	30,000
Francis W. Chen, Ph.D.(4)	0
Mitchell H. Friedlaender, M.D.(4)	0
John L. Mattana(4)	0
Jon S. Saxe, Esq.(4)	0
Anders P. Wiklund(4)	0

(3)	As described below, the Company granted each of its Non-Employee Directors an option to purchase 30,000 shares of the Company’s Common Stock during 2008. Each of these options had a value of $9,675 on the grant date. See footnote (1) for the assumptions used to value these awards. No stock awards were granted to the Company’s Non-Employee Directors during 2008.
(4)	Each of these Non-Employee Directors ceased serving on the Board effective September 22, 2008.

Summary of Director Compensation

Prior to December 4, 2008, the compensation for Non-Employee Directors consisted of cash fees and retainers and grants of stock options as follows:

Cash Fees and Retainers:

•	a fee of $2,000 for attendance in person or by telephone at each meeting of the Board of Directors (up to a maximum of $8,000 per year);

•	a fee of $500 for attendance in person or by telephone at each meeting of the Audit Committee (up to a maximum of $3,500 per year);

•	a fee of $500 for attendance in person or by telephone at each meeting of the Compensation Committee (up to a maximum of $2,000 per year); and

•	an additional annual retainer of $12,000 for serving on the Financing Committee, the Mergers and Acquisitions Committee, the New Ophthalmic Committee, or the Clinical Oversight Committee.

Option Grants. Under the Company’s current director compensation program, each Non-Employee Director is granted, at the time of his or her initial election or appointment to the Board, an option to purchase 30,000 shares of the Company’s Common Stock. Thereafter, each Non-Employee Director in office on the date of the first Board meeting in December of each year is granted on such date an option to purchase 30,000 shares of the Company’s Common Stock, unless the director received his or her initial option grant within the preceding six months. In the event that there is no Board meeting in December of any year, the annual option grant will be made on December 15 of that year (or, if December 15 is not a trading day, the next succeeding trading day). In addition, Non-Employee Directors are eligible to receive discretionary award grants at any time under the Company’s 2007 Performance Incentive Plan.

Each option granted to one of the Company’s Non-Employee Directors has a per-share exercise price equal to the closing price of the Company’s Common Stock on the date of grant and a maximum term of ten years. These options vest on the first anniversary of the grant date, subject to the director’s continued service as a Board member, but may vest on an accelerated basis in connection with a change in control of the Company. Vested options will generally remain exercisable for three months following the termination of the director’s service or six months following a termination due to death or disability. The options do not include any dividend rights.

On September 23, 2008, each of the Company’s Non-Employee Directors (i.e., Dr. and Messrs. Melrose, Anderson, Lynch, McInerney, O’Holla and Yost) received an automatic grant of an option to purchase 30,000 shares of the Company’s Common Stock upon becoming a member of the Board of Directors. Each of these options has a per-share exercise price of $0.52 (the closing price of the Company’s Common Stock on the grant date) and will vest on the first anniversary of the grant date. Each of these options was granted under, and is subject to, the terms of, the 2007 Performance Incentive Plan. Because each of these Non-Employee Directors had served on the Board for less than six months at the time of the first Board meeting in December, no annual option grants were made to Non-Employee Directors at that meeting.

The Company also reimburses Non-Employee Directors for reasonable expenses incurred in attending any Board or committee meetings.

Effective December 4, 2008, the Board of Directors approved changes to the cash component of the director compensation program. Under the current program, Non-Employee Directors are entitled to receive the following retainer fees:

•	an annual cash retainer of $30,000 for serving on the Board of Directors;

•	an annual cash retainer for serving on committees ($6,000 for Audit, $3,000 for Compensation, $3,000 for Nominating, $3,000 for Opportunity Screening and $3,000 for CEO Search);

•

an annual cash retainer for serving as the Chairman of a Committee ($24,000 for Product Development, $13,000 for Audit, $7,500 for Compensation, $7,500 for CEO Search, $7,500 for Opportunity Screening, $5,000 for Nominating); and

•	an annual cash retainer of $15,000 for serving as the Chairman of the Board.

Under the revised program, Non-Employee Directors do not receive meeting fees. The option grant program and reimbursement policy for Non-Employee Directors remains in effect as described above.

Required Vote

Each of the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors cast, meaning that the six nominees receiving the most votes will be elected. Only votes cast “FOR” a nominee will be counted.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TWO—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of BPM.

Stockholder ratification of the appointment of BPM as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of BPM to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reevaluate whether or not to retain BPM as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

BPM has audited the Company’s financial statements since 2004, starting with the financial statements for the fiscal year ended December 31, 2003. Representatives of BPM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees billed to the Company by Burr, Pilger & Mayer, LLP during fiscal years 2008 and 2007

The following table shows the fees paid or accrued by the Company for the audit and other services provided by our independent registered public accounting firm, BPM, for fiscal 2008 and 2007 (in thousands):

	2008	2007
Audit Fees(1)	$253	$410
Audit-related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$253	$410

(1)	Audit fees represent fees for professional services provided in connection the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings or engagements and related royalty audits.
(2)	Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above under audit fees.

Independence of Independent Registered Public Accounting Firm and Pre-Approval Policy

Our Audit Committee has determined that the provision by BPM of non-audit services is compatible with maintaining the independence of BPM. The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for pre-approval of specified services in the defined categories of audit services, audit-related services and tax services for up to $25,000. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. During fiscal 2008, all services provided by BPM were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote on Proposal No. 2 at the Annual Meeting is required to ratify the appointment of BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Should such stockholder approval not be obtained, the Audit Committee will reconsider its appointment of BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of Burr, Pilger & Mayer, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of September 30, 2009 unless otherwise noted by (i) each person who is known by the Company to beneficially own more than five percent of the Company’s Common Stock, (ii) the CEO and each of the other Named Executive Officers of the Company, (iii) each director, and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the principal address of each of the stockholders below is: c/o InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501. Except as otherwise indicated, the Company believes that each of the beneficial owners of the Common Stock listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable. Information for Pinto Technology Ventures, LLC, Eli Jacobson, and Jonathan M.Glaser and the related individuals and entities of each of those who are identified below is based upon the most recent 13G or 13G/A filed by such persons with the SEC.

The percentage of beneficial ownership is calculated based on the 94,738,400 shares of Common Stock that were outstanding on September 30, 2009. This percentage also includes Common Stock of which such individual or entity had the right to acquire beneficial ownership of as of September 30, 2009 or within 60 days thereafter, including but not limited to upon the exercise of options and warrants; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity.

	Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Pinto Technology Ventures, L.P.	10,238,999	(1)	10.81%
Pinto Technology Ventures GP, L.P.
Pinto TV GP Company LLC
Matthew Crawford
Evan S. Melrose
c/o PTV Sciences
221 West 6th Street, Suite 700
Austin, Texas 78701
Eli Jacobson	8,706,789	(2)	9.19%
125 Broad Street, 32nd Floor
New York, NY 10004
Jonathan M. Glaser	5,754,427	(3)	6.07%
JMG Capital Management, Inc.
JMG Capital Management, LLC
11601 Wilshire Boulevard, Suite 2180
Los Angeles, CA 90025
Pacific Capital Management, Inc
Pacific Assets Management, LLC
Daniel Albert David
Roger Richter
100 Drakes Landing, Suite 207
Greenbrae, CA 94904
Rick D. Anderson.	30,000	(4)	*
Timothy P. Lynch	30,000	(4)	*
Timothy McInerney	750,573	(5)	*
Evan S. Melrose, M.D.	179,504	(4)	*
Robert O’Holla.	30,000	(4)	*
Anthony J. Yost	30,000	(4)	*
Louis Drapeau.	214,965	(6)	*
Lyle M. Bowman, Ph.D	562,388	(7)	*
David F. Heniges	406,350	(8)	*
All current executive officers and directors as a group (11 persons)	2,230,780	(9)	2.35%

*	Less than one percent of the outstanding Common Stock.
(1)	Information is based on the Schedule 13D/A filed with the SEC on September 26, 2008 by Pinto Technology Ventures, L.P., Pinto Technology Ventures GP, L.P. and Pinto TV GP Company LLC (collectively, the “Pinto Entities”) and Matthew Crawford and Evan Melrose. The amount above includes 7,744,621 shares held by Pinto Technology Ventures, L.P. and 2,494,378 shares of Common Stock issuable upon the exercise of warrants. The Pinto Entities, Mr. Crawford and Dr. Melrose share voting and dispositive power with respect to such shares. Mr. Crawford and Dr. Melrose disclaim beneficial ownership in the shares held by the Pinto Entities, except to the extent of their pecuniary interest therein. In addition, the amount above does not include 128,000 and 179,504 shares for which Mr. Crawford and Dr. Melrose, respectively, have sole voting and dispositive power.
(2)	Information is based on the Schedule 13G/A filed with the SEC on February 10, 2009 by Eli Jacobson and includes the expiration of 287,500 warrants thereafter.
(3)	Information is based on the Schedule 13G/A filed with the SEC on February 17, 2009 by Jonathan M. Glaser, Pacific Capital Management, Inc. (“PCM”), Pacific Assets Management, LLC “(PAM”), JMG Capital Management, Inc. (“JMGI”), JMG Capital Management, LLC (“JMG”), Daniel Albert David and Roger Richter. The amount above includes 209,800 shares for which Mr. Glaser has sole voting and dispositive power, 5,544,627 shares for which Mr. Glaser has shared voting and dispositive power, 2,772,314 shares for which PCM, PAM, Mr. David and Mr. Richter each have shared voting and dispositive power and 2,772,313 shares for which JMGI and JMP each have shared voting and dispositive power.
(4)	Includes 30,000 shares issuable upon the exercise of stock options as of September 30, 2009 or within 60 days thereafter.
(5)	Includes 286,452 shares issuable upon the exercise of warrants and 30,000 shares issuable upon the exercise of stock options as of September 30, 2009 or within 60 days thereafter.
(6)	Includes 214,965 shares issuable upon the exercise of stock options as of September 30, 2009 or within 60 days thereafter.
(7)	Includes 490,000 shares issuable upon the exercise of stock options as of September 30, 2009 or within 60 days thereafter.
(8)	Includes 400,000 shares issuable upon the exercise of stock options as of September 30, 2009 or within 60 days thereafter.
(9)	Includes 286,452 warrants and 1,244,965 shares issuable upon the exercise of stock options as of September 30, 2009 or within 60 days thereafter.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The following is the report of the audit committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K for that year.

The audit committee has reviewed and discussed the audited consolidated financial statements with management of the Company.

The audit committee has discussed with the Company’s independent registered public accounting firm, Burr, Pilger & Mayer, LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The audit committee has received the written disclosures and the letter from Burr, Pilger & Mayer, LLP required by applicable requirements of the Public Company Oversight Board regarding Burr, Pilger & Mayer, LLP’s communications with the audit committee and has discussed the independence of Burr, Pilger & Mayer, LLP from the Company.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Timothy P. Lynch

Rick D. Anderson

Anthony J. Yost

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation earned by the Company’s principal executive officer, its principal financial officer, and its three other most highly compensated executive officers for 2008. These individuals are listed in the “Summary Compensation Table” below and referred to as the “Named Executive Officers” in this Proxy Statement.

The Company’s executive compensation programs are determined and approved by the Stock Plan and Compensation Committee (the “Compensation Committee”). None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other Named Executive Officers, although the Compensation Committee does consider the recommendations of Mr. Drapeau in setting compensation levels for the Named Executive Officers other than Mr. Drapeau.

Executive Compensation Program Objectives and Overview

The Compensation Committee’s principal goals in making its executive compensation decisions are:

•

to ensure that there exists an appropriate relationship between executive pay and both the performance of the Company and the creation of stockholder value through the Company’s achievement of long-term strategic goals and initiatives;

•	to attract, motivate and retain key executives in the face of competition within the biotechnology industry for qualified personnel; and

•	to align the interests of the Company’s executive officers with those of its stockholders.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary, (2) annual incentive bonuses and (3) stock options that are subject to time-based vesting requirements. In certain cases, the Company also provides Named Executive Officers severance benefits if the executive’s employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. The Company does not provide any material perquisites or personal benefits to its Named Executive Officers.

Base salaries and severance benefits are primarily intended to attract and retain highly qualified executives. Annual bonuses are primarily intended to motivate Named Executive Officers to achieve specific strategic and operating objectives for that year. Long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests. The Company also believes that annual bonuses and equity incentives help it to attract and retain top executives. These are the elements of the Company’s executive compensation program that are designed to reward performance and thus the creation of stockholder value.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of the Company’s stockholders. For this reason, these forms of compensation generally constitute a substantial portion of each of the Named Executive Officers’ compensation. For 2008, the Compensation Committee approved executive compensation arrangements for Mr. Drapeau that resulted in approximately 33% of his total direct compensation being incentive compensation, with his base salary constituting the balance of his 2008 total direct compensation. (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.) With respect to the other Named Executive Officers employed with the Company through the end of

2008, the Compensation Committee approved executive compensation arrangements that resulted in an average of 20% of each executive’s total direct compensation being incentive compensation, with base salary constituting the balance of their 2008 total direct compensation. The Company’s compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect the results of its operations.

As part of its annual review of the Company’s executive compensation programs, the Compensation Committee generally reviews Radford’s surveys of compensation paid to similarly situated executive officers in the technology and biotechnology industries in the San Francisco Bay Area. In setting compensation levels for our Named Executive Officers, the Compensation Committee does not “benchmark” compensation against this survey data. Rather, as discussed below, the Compensation Committee considers a number of factors in making its decisions and uses this market data as a general reference point. As noted above, the Compensation Committee retained the services of Compensia, an executive compensation consulting firm, for 2008.

Current Executive Compensation Program Elements

Base Salaries

The base salaries of the Named Executive Officers are reviewed by the Compensation Committee on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Any increases in base salary are based on an evaluation of the particular individual’s performance and level of pay compared to similarly situated executives at comparable companies, as well as the individual’s criticality to the Company’s future plans.

In reviewing the base salaries for each of the Named Executive Officers for 2008 the Compensation Committee took into account:

•

the results of a survey of compensation paid to similarly situated executives in the technology and biotechnology industries in the San Francisco Bay Area provided by Radford, a compensation consultant, and compared the industry data against the current compensation levels of the Company’s executives.

•	the individual’s performance against the Company’s corporate performance goals;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s criticality to achieving the Company’s business goals.

In April 2008, the Compensation Committee approved increases in salary levels for each of the Named Executive Officers (other than Mr. Drapeau) effective April 16, 2008. The increase for each of the Named Executive Officers was approximately 5% over his or her 2007 salary level.

Annual Bonuses

On April 25, 2008, the Compensation Committee approved the terms of a new bonus plan, the InSite Vision Incorporated 2008 Bonus Plan (the “Bonus Plan”), that provides bonus opportunities each year for employees of the Company, including each of the Named Executive Officers. Each participant in the Bonus Plan has a target bonus percentage that is expressed as a percentage of the participant’s annual base salary. The Bonus Plan provides that the target bonus percentages for all participants are aggregated to determine the Company’s on-target bonus pool. The actual bonus pool for participants in the Bonus Plan is determined based on the Company’s achievement of specific performance goals established by the Compensation Committee for the bonus year. The participant’s actual bonus amount is then subject to increase or decrease based on the participant’s individual performance during the year. In the case of the Named Executive Officers, the Compensation Committee evaluates the participant’s individual performance and determines his or her final bonus amount at the end of the year.

For 2008, the Compensation Committee established a target bonus percentage for Dr. Chandrasekaran of 40% of his base salary, with the target bonus percentage for each of the other Named Executive Officers being 30% of his or her base salary. The Compensation Committee established 11 specified corporate goals to measure the Company’s performance for 2008 with each goal being weighted between 5% and 15% of the total bonus opportunity. These goals generally pertained to partnering the Company’s AzaSite product and other product candidates, moving product candidates into and through clinical trials, identifying and developing future product candidates, and achieving pre-established levels of non-dilutive financing and AzaSite revenues in North America. The amount of the actual bonus pool with respect to each performance goal could range from 0% to 150% of the on-target bonus pool for that goal based on the date by which that particular goal was attained or, in the case of financial performance metrics, the Company’s actual performance as compared with the pre-established goals.

At the end of 2008, the Compensation Committee evaluated the Company’s performance with respect to each of the 11 corporate goals established for the Bonus Plan and determined that the actual bonus pool for 2008 would be 60% of the on-target bonus pool. Specifically, the Company achieved in 2008 the following goals established for the Bonus Plan:

•	$50 million net cash debt financing

•	Positive Top Line Data from ISV-502 Phase 3(a)

•	Partner AzaSite in 2 Countries Outside of EU

•	Identify one new ophthalmic product opportunity

•	Complete ISV-405 Preclinical Package

•	Complete New Product Market/IP Analysis

After evaluating the individual performance of each Named Executive Officer for 2008, the Compensation Committee awarded bonuses to each of the Named Executive Officers (other than Dr. Chandrasekaran). The specific bonus amounts awarded to each of the Named Executive Officers for 2008 are reported below under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

As noted below, the Compensation Committee also awarded Mr. Drapeau a retention bonus opportunity of $50,000 upon his becoming our interim Chief Executive Officer (“CEO”). The retention bonus would be due upon the Company’s hiring a new CEO, subject to Mr. Drapeau’s continued employment through the date the new CEO is hired and the achievement of certain business objectives agreed upon by Mr. Drapeau and our board of directors. The Compensation Committee determined that it was appropriate to provide this bonus opportunity as a retention incentive for Mr. Drapeau during the transition period until a new CEO is hired.

Long-Term Incentive Equity Awards

The Company’s policy is that the long-term compensation of its Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, the Company has historically made annual grants of stock options to provide further incentives to its executives to increase stockholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the Company’s achievement of its business objectives and the executive’s contribution to those achievements.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

The Company’s stock option grants to the Named Executive Officers have an exercise price that is equal to the closing price of the Company’s common stock on the grant date. Thus, the executives will only realize value on their stock options if the Company’s stockholders realize value on their shares. The stock options also function as a retention incentive for executives as they vest ratably over the four-year period after the date of grant. The Compensation Committee approved the grant of an option to Mr. Drapeau in October 2008 in connection with his promotion to Interim Chief Executive Officer of the Company. Grants of options were not awarded to either Dr. Bowman or Mr. Heniges in 2008. The material terms of Mr. Drapeau’s options are described below under “Grants of Plan-Based Awards.”

The Company generally does not make regular grants of equity awards to executives on an annual or other periodic basis. Rather, the Company’s practice has been to grant equity awards to executives primarily after certain performance objectives have been achieved and the achievement of these objectives has been fully disclosed and absorbed by the public market.

Severance Benefits

For 2008, the Company did not maintain any severance policy or arrangement covering its executive officers, other than a change in control severance agreement with Dr. Chandrasekaran, the Company’s former Chief Executive Officer. Please see “Subsequent Committee Actions” below for a description of a new severance plan for our executive officers adopted by the Compensation Committee in April 2009 and “Potential Payments Upon Termination or Change in Control” for a description of the severance benefits provided to Dr. Chandrasekaran in connection with the termination of his employment in October 2008.

Subsequent Committee Actions

On April 23, 2009, the Compensation Committee approved a severance plan (the “Severance Plan”) to provide severance protections for certain eligible employees of the Company, including each of the Named Executive Officers currently employed with the Company. If, during the term of the Severance Plan, a participant’s employment with the Company is terminated by the Company without “cause” (as such term is defined in the Severance Plan), the participant will generally be entitled to receive (1) a lump sum severance payment equal to the participant’s annual base salary rate multiplied by the participant’s “severance multiplier,” and (2) payment by the Company of the participant’s premiums for continued medical and other welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a number of months determined by multiplying the participant’s severance multiplier by twelve. The severance multiplier for each of Messrs. Drapeau and Bowman is one (1), and the severance multiplier for Mr. Heniges is one-half (0.5).

If, during the term of the Severance Plan, a participant’s employment with the Company is terminated by the Company without cause or by the participant for “good reason” within 90 days before, or within two years after, the occurrence of a “change in control” of the Company, then, in lieu of the benefits described above, the participant will generally be entitled to receive (1) a lump sum severance payment equal to the sum of (a) the participant’s annual base salary rate multiplied by the participant’s “change in control severance multiplier” plus (b) the participant’s target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity for such year, the average annual cash bonus paid to the participant for the three preceding fiscal years), (2) payment by the Company of the participant’s premiums for continued medical and other welfare benefits pursuant to COBRA for a number of months determined by multiplying the participant’s change in control severance multiplier by twelve, and (3) full accelerated vesting of the participant’s stock options and other equity-based awards, with a six-month extension of the period to exercise stock options. (For these purposes, the term “change in control” is defined in the Severance Plan and the term “good reason” is defined in each participant’s Severance Plan participation agreement). However, in the case of Mr. Drapeau, he will be entitled to the benefits described in this paragraph upon the occurrence of a change in control regardless of whether his employment is terminated in connection with the change in control; provided, however, that in order to receive such benefits, Mr. Drapeau must agree to provide reasonable transition services following the change in control for a period of thirty days. The change in control severance multiplier for each of Messrs. Drapeau and Bowman is one and one-half (1.5), and the change in control severance multiplier for Mr. Heniges is one (1).

A participant’s right to receive benefits under the Severance Plan is subject to the participant’s execution of a release of claims in favor of the Company upon the termination of the participant’s employment. Participants are generally not obligated to seek new employment to mitigate the Company’s severance obligations under the Severance Plan.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to its executive officers, and the Company believes that a substantial portion of its current executive compensation program (including the stock options granted to the Named Executive Officers as described above) satisfies the requirements for exemption from the $1 million deduction limitation. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to its success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for 2008 will be disallowed under Section 162(m), except, with respect to certain payments to Dr. Chandrasekaran in connection with his departure as Chief Executive Officer. The Compensation Committee will continue to monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

STOCK PLAN AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of three non-employee directors named at the end of this report, each of whom is independent as defined by the American Stock Exchange listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of the Company’s Annual Report on Form 10-K/A filed with the SEC and this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K/A filed with the SEC.

Stock Plan and Compensation Committee of the Board of Directors
Anthony J. Yost (Chairman)
Timothy P. Lynch
Robert O’Holla

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members from September 23, 2008 through December 31, 2008. From January 1, 2008 through September 22, 2008, the Compensation Committee was comprised of John L. Mattana and Anders. P. Wiklund. No member of the Compensation Committee is or at the relevant time was a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2008.

SUMMARY COMPENSATION TABLE—FISCAL 2008, 2007 and 2006

The following table presents information regarding compensation of the Named Executive Officers for services rendered during 2008, 2007 and 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(5) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Louis Drapeau(4)	2008	$213,333	—	—	$15,275	$57,375	—	$3,010	$288,993
Interim Chief Executive Officer and Chief Financial Officer	2007	$48,750	$15,000	—	$2,009	—	—	$673	$66,432

S. Kumar Chandrasekaran, Ph.D	2008	$475,072	—	—	—	—	—	$1,329,700	$1,804,772
Former Chief	2007	$450,000	$550,000	—	$470,797	—	—	$6,494	$1,477,291
Executive Officer, Chairman, President	2006	$390,000	—	—	$379,736	—	—	$5,782	$775,518

Lyle M. Bowman, Ph.D.	2008	$263,750	—	—	$69,478	$47,475	—	$2,428	$383,131
Vice President, Development	2007	$250,000	$126,000	—	$69,631	—	—	$2,245	$447,876
	2006	$220,000	—	—	$56,725	—	—	$2,012	$278,737

David Heniges	2008	$256,025	—	—	$49,909	$46,085	—	$10,238	$362,257
Vice President and	2007	$245,000	$76,000	—	$50,866	—	—	$3,445	$375,311
General Manager, Commercial Opportunities	2006	$235,000	—	—	$50,924	—	—	$3,326	$289,250

(1)	The amounts reported in Column (f) of the table above reflect the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to 2008, 2007 and 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No option awards granted to Named Executive Officers were forfeited during 2008. The Company has not granted any equity-based awards other than stock options to Named Executive Officers that were outstanding during 2008, 2007 or 2006. For a discussion of the assumptions and methodologies used to value the awards reported in Column (f), please see the discussion of option awards contained in Note 9, Employee Stock-based Compensation, to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report for 2008 filed on Form 10-K/A with the SEC (and, for years prior to 2008, the corresponding note in the Company’s Form 10-K for the applicable fiscal year). For information about the option awards granted to the Named Executive Officers for 2008, please see the discussion under “Grants of Plan-Based Awards” below.

(2)	The figures reported in this column reflect the bonuses that the Named Executive Officers received for 2008. As described in the “Compensation Discussion and Analysis” above, the Named Executive Officers were awarded performance bonuses in 2009 in connection with their contributions to the Company in the previous year.

(3)	The amounts reported in Column (i) represent the Company’s payments of group term life insurance premiums on behalf of each Named Executive Officer. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. Dr. Chandrasekaran’s amount includes a $1,316,700 severance payment and approximately $13,000 reimbursement for legal fees incurred. Mr. Heniges’s amount includes $3,280 reimbursement for relocation expenses.

(4)	Mr. Drapeau serves as interim Chief Executive Officer, retaining his position of Vice President and Chief Financial Officer, at the current rate of approximately 30 hours per week.

(5)	For the year 2007, the figures reported in this column reflect two separate bonuses that the Named Executive Officers received for 2007. The Named Executive Officers (other than Mr. Drapeau) were awarded performance bonuses in May 2007 in connection with the Company’s achievement of certain milestones. The amounts awarded to each executive were as follows: Dr. Chandrasekaran—$350,000; Dr. Bowman—$70,000; and Mr. Heniges—$40,000. In April 2008, the Named Executive Officers were also awarded annual incentive bonuses for 2007 in the following amounts: Dr. Chandrasekaran—$200,000; Mr. Drapeau—$15,000; Dr. Bowman—$56,000; and Mr. Heniges—$36,000.

Compensation of Named Executive Officers—Employment Agreements

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by the Named Executive Officers for 2008, 2007 and 2006. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, bonuses, and long-term equity incentives consisting of stock options.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table and accompanying narrative description provides information regarding the stock options granted to Named Executive Officers in 2008. The Outstanding Equity Awards at 2008 Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

In October 2008, the Company entered into a letter agreement with Mr. Drapeau in connection with his serving as its interim Chief Executive Officer (“CEO”). The agreement provides for Mr. Drapeau to receive an annual base salary of $255,000 and a retention bonus of $50,000, subject to his continued employment through the date a new CEO is hired and the achievement of certain business objectives agreed upon by Mr. Drapeau and our board of directors. Upon the hiring of a new CEO, the agreement provides that Mr. Drapeau will continue as the Company’s Vice President and Chief Financial Officer with an annual base salary of $195,000.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2008

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers for 2008.

Name (a)	Grant Date (b)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Louis Drapeau	N/A	—	$102,000	—	—	—	—	—	—	—	—
	10/28/2008	—	—	—	—	—	—	—	300,000	$0.36	$46,260
S. Kumar Chandrasekaran, Ph.D	N/A	—	$188,100	—	—	—	—	—	—	—	—
Lyle M. Bowman, Ph.D	N/A	—	$79,125	—	—	—	—	—	—	—	—
David Heniges	N/A	—	$76,808	—	—	—	—	—	—	—	—

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the options reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of the Company’s 2007 Performance Incentive Plan (the “2007 Plan”). The 2007 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plans’ provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plans are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions, are not made for value.

Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date. For these purposes, and in accordance with the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s common stock on the applicable grant date. Mr. Drapeau’s options become vested with respect to 50% of the shares on the earlier of the date that a new CEO commences full-time employment with the Company or October 28, 2009 and with respect to the remaining 50% of the shares on the first anniversary of the date that a new CEO commences full-time employment with the Company or October 28, 2010.

Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in 2008 has a term of ten years. However, vested options may expire earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of his or her employment. This period is extended to 12 months if the termination was a result of the Named Executive Officer’s death or disability.

The options granted to Named Executive Officers during 2008 do not include any dividend rights.

Under the terms of the 2007 Plan, if the Company dissolves or completes a merger, a sale of substantially all of its assets or any other transaction that it does not survive (or does not survive as a publicly traded company), all then-outstanding awards granted under the 2007 Plan (including awards held by the Named Executive Officers) will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with such a transaction generally must be exercised prior to the transaction, or they will be canceled in exchange for the right to receive a cash payment in connection with the transaction.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table presents information regarding the outstanding stock options held by each of the Named Executive Officers as of December 31, 2008, including the vesting dates for the portions of these options that had not vested as of that date. None of the Named Executive Officers held any outstanding stock awards as of that date.

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Louis Drapeau	10/28/2008	—	300,000	(5)	0.36	10/28/2018
	10/15/2007	15,616	34,384	(2)	1.20	10/15/2017

S. Kumar Chandrasekaran, Ph.D	5/2/2007	500,000	—		1.59	10/31/2010
	2/1/2006	800,000	—		1.50	10/31/2010
	6/1/2005	1,000,000	—		0.63	10/31/2010
	6/1/2004	120,000	—		0.75	10/31/2010
	3/30/2004	60,000	—		0.88	10/31/2010
	12/12/2003	120,000	—		0.41	10/31/2010
	9/23/2003	100,000	—		0.63	10/31/2010
	2/14/2003	75,000	—		0.85	10/31/2010
	9/20/2002	65,000	—		0.93	10/31/2010
	6/18/2001	50,000	—		1.45	10/31/2010
	2/23/1999	250,000	—		1.13	10/31/2010

Lyle M. Bowman, Ph.D.	5/2/2007	33,315	46,685	(1)	1.59	5/2/2017
	2/1/2006	58,266	21,734	(3)	1.50	2/1/2016
	6/1/2005	159,527	15,473	(4)	0.63	6/1/2015
	6/1/2004	40,000	—		0.75	6/1/2014
	3/30/2004	20,000	—		0.88	3/30/2014
	12/12/2003	25,000	—		0.41	12/12/2013
	9/23/2003	15,000	—		0.63	9/23/2013
	2/14/2003	25,000	—		0.85	2/14/2013
	9/20/2002	15,000	—		0.93	9/20/2012
	6/18/2001	15,000	—		1.45	6/18/2011
	2/23/1999	25,000	—		1.13	2/23/2009

David Heniges	5/2/2007	20,821	29,179	(1)	1.59	5/2/2017
	2/1/2006	47,341	17,659	(3)	1.50	2/1/2016
	6/1/2005	113,948	11,052	(4)	0.63	6/1/2015
	6/1/2004	30,000	—		0.75	6/1/2014
	3/30/2004	15,000	—		0.88	3/30/2014
	12/12/2003	10,000	—		0.41	12/12/2013
	9/23/2003	5,000	—		0.63	9/23/2013
	2/14/2003	25,000	—		0.85	2/14/2013
	9/20/2002	75,000	—		0.93	9/20/2012

(1)	25% vest at 5/2/08, balance daily thru 5/2/11
(2)	25% vest at 10/1/08, balance daily thru 10/1/11
(3)	25% vest at 2/1/07, balance daily thru 2/1/10
(4)	15% vest at 9/29/05, 25% vest at 6/1/06, balance daily thru 6/1/09
(5)	50% vest at 10/28/09, 50% vest at 10/28/10

OPTION EXERCISES AND STOCK VESTED—FISCAL 2008

None of the Named Executive Officers exercised any stock options or held any stock awards that vested during 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted above, the Company did not maintain any severance policy or arrangement covering its executive officers in 2008, other than a change in control severance agreement with Dr. Chandrasekaran, our former Chief Executive Officer. The terms of a new severance plan adopted in April 2009 that covers each of the Named Executive Officers is described in the “Subsequent Committee Actions” section of the “Compensation Discussion and Analysis” above.

In connection with Dr. Chandrasekaran’s departure as our Chief Executive Officer, he became entitled to the following payments and benefits: (1) a cash severance payment of $1,329,768.43 (which includes reimbursement of approximately $13,000 in legal fees), (2) accelerated vesting of all of his outstanding and unvested Company stock options, (3) all such options generally remaining exercisable until the first to occur of October 21, 2010 or the expiration of the maximum term of the option, (4) payment or reimbursement for the cost of continued group health and life insurance coverage for a period of two years, and (5) continuing comprehensive coverage under the Company’s directors and officers’ liability insurance policy to the extent the Company provides such coverage for any other present or former senior executive or director of the Company. In addition, the Company and Dr. Chandrasekaran entered into a mutual release of claims in connection with Dr. Chandrasekaran’s employment with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review and approval of “related-party transactions” between the Company and related parties. Under SEC rules, a related party is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

The Company’s Restated Certificate of Incorporation, or Certificate, provides for indemnification of the Company’s directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, or Delaware Law. Each of the Company’s current directors and executive officers has also entered into separate indemnification agreements with the Company.

A special committee of the Board comprised of Messrs. Lynch, McInerney and Yost, directors with no direct or indirect business or other interest in the Pinto Entities, their investors or their principals (other than service on the Company’s Board and Committees), was appointed to consider reimbursement of the reasonable fees and expenses incurred by the Pinto Entities in connection with the proxy contest regarding the election of the Company’s Board of Directors at the Annual Meeting of Stockholders held on September 22, 2008. Given the Pinto Entities’ prior disclosure of an intention to seek reimbursement if they were successful in electing one or more of their proposed directors to the Company’s Board, that such disclosure also clearly stated that prior stockholder approval would not be sought in connection with such reimbursement, and that the vast majority of stockholders voted to elect the Pinto Entities’ full slate to the Company’s Board, the special committee approved reimbursement in the amount of approximately $740,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% stockholders are required by the Securities Exchange Act of 1934, as amended, to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2008, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with four exceptions. Dr. Lyle Bowman and Mssrs. Louis Drapeau and David Heniges received stock option grants on February 17, 2009 to purchase 200,000, 400,000 and 150,000 shares of Common Stock, respectively, pursuant to the InSite Vision Incorporated 2007 Performance Incentive Plan. They each filed a late Form 4 with the SEC on March 13, 2009. Mr. Drapeau received a stock option grant on October 28, 2008 to purchase 300,000 shares of Common Stock pursuant to the InSite Vision Incorporated 2007 Performance Incentive Plan. Mr. Drapeau’s Form 4 was filed late with the SEC on April 27, 2009.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC on March 13, 2009 and an amended Annual Report on Form 10-K/A with the SEC on April 29, 2009. A copy of the Annual Report on Form 10-K may be assessed according to the instructions contained in the Notice sent to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may also obtain a copy of the Company’s Annual Report, without charge, by writing to Investor Relations at the Company’s headquarters at 965 Atlantic Avenue, Alameda, California 94501 or on the Company’s website located at www.insitevision.com under “Investors”—“Annual Reports”.

BY ORDER OF THE BOARD OF DIRECTORS OF INSITE VISION INCORPORATED

/s/ LYLE M. BOWMAN
Lyle M. Bowman, Ph.D.
Secretary

Dated: November 4, 2009

DELIVERY OF THIS PROXY STATEMENT

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more securityholders sharing the same address by delivering a single annual report and proxy statement addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy materials. A single annual report and Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct a written request to Investor Relations, 965 Atlantic Avenue, Alameda, California 94501 or by telephone to (510) 865-8800.

Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

INSITE VISION INCORPORATED

965 ATLANTIC AVENUE

ALAMEDA, CALIFORNIA 94501

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INSITE VISION INCORPORATED FOR ANNUAL MEETING

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on December 16, 2009 and the accompanying Proxy Statement, and appoints each of Louis Drapeau, Lyle M. Bowman and Kamran Hosseini as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of InSite Vision Incorporated (the “Company”), which the undersigned is entitled to vote, either on his own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at InSite Vision, 965 Atlantic Avenue, Alameda, California, 94501 on December 16, 2009 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the directors listed and a vote FOR Proposal 2. This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS LISTED AND FOR PROPOSAL 2 IF NO SPECIFICATION IS MADE.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

INSITE VISION INCORPORATED 965 ATLANTIC AVENUE ALAMEDA, CA 94501

SUBMIT A PROXY BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

SUBMIT A PROXY BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSITE VISION INCORPORATED

1.	To elect the following six directors to serve until the 2010 Annual Meeting of Stockholders or until their respective successors are elected and qualified.
	01) Evan S. Melrose, M.D.	04) Timothy McInerney	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	02) Rick D. Anderson	05) Robert O’Holla	☐	☐	☐
	03) Timothy P. Lynch	06) Anthony J. Yost

Vote On Proposal

2.	To ratify the appointment of Burr, Pilger & Mayer, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	For	Against	Abstain
		☐	☐	☐

At the recommendation of the Board of Directors, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign where indicated below exactly as your name(s) is (are) shown on the stock certificate to which the Proxy applies. If the shares are registered in the names of two or more persons, each should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporate, please sign in full corporate name by an authorized officer, or if a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

Signature	Date	Signature (Joint Owner)	Date